EXHIBIT 99

HARLEYSVILLE NATIONAL CORPORATION
401(K) PLAN

Financial Statements as of
December 31, 2012 and 2011
And
Supplemental Schedule
Together with
Report of Independent Registered
Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 27, 2013

The Retirement Benefits Committee of
First Niagara Financial Group, Inc.:

We have audited the accompanying statements of net assets in liquidation available for benefits of the Harleysville National Corporation 401(k) Plan (the Plan) as of December 31, 2012, and 2011, and the related statements of changes in net assets in liquidation available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation available for benefits of the Plan as of December 31, 2012 and 2011 and the changes in net assets in liquidation available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2012 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplemental information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP

June 27, 2013
Williamsville, NY

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN

STATEMENTS OF NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS
DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS

INVESTMENTS, at fair value:
Mutual funds	$91,895	$21,193,311
Money market funds	53,048	3,843,928
Common stock	7,446	531,107
Common/collective trust fund	—	76,202

Total investments	152,389	25,644,548

NOTES RECEIVABLE FROM PARTICIPANTS	—	43,379

Total assets	152,389	25,687,927

NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS	$152,389	$25,687,927

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN

STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS
DECEMBER 31, 2012 AND 2011

	2012	2011
ADDITIONS:
Employer contributions	$40,000	$—
Interest and dividend income	175,683	545,944
Net appreciation in fair value of investments,
including gains and losses on sales	2,563,846	—
Interest from notes receivable from participants	1,160	5,055

Total additions	2,780,689	550,999

DEDUCTIONS:
Net depreciation in fair value of investments,
including gains and losses on sales	—	1,262,415
Distributions to participants	28,272,742	94,047
Loan and administrative fees	43,485	7,583

Total deductions	28,316,227	1,364,045

CHANGE IN NET ASSETS	(25,535,538)	(813,046)

NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS -
beginning of year	25,687,927	26,500,973

NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS -
end of year	$152,389	$25,687,927

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

1.    DESCRIPTION OF THE PLAN

The following description of the Harleysville National Corporation 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General
The Plan is a defined contribution plan covering all employees of Harleysville National Corporation (Harleysville) (the Corporation) who reached the age of 21 and completed three months of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

On April 9, 2010, the Corporation was acquired by First Niagara Financial Group, Inc. (First Niagara). In connection with this acquisition, the Board of Directors of the Corporation resolved to terminate the Plan as of April 9, 2010 subject to the receipt of approval from the Internal Revenue Service (IRS). The IRS approved the termination in a response letter dated August 7, 2012. As part of the review and approval process, the IRS determined that a partial distribution occurred during the Plan year ended December 31, 2008 due to the sale of a division of the Corporation, prior to the acquisition with First Niagara. Therefore, the participants who terminated after the effective date of the partial termination and before the full termination who were not fully vested needed to be reinstated as fully vested. First Niagara made a contribution to the Plan in the amount necessary in order to make these participants whole. The affected participants received a second distribution during the plan year.

At December 31, 2012 and 2011, the assets of the Plan were maintained in investment funds offered by Charles Schwab Trust Company (Schwab), the trustee of the Plan. CHEC, Inc. serves as the Plan's recordkeeper. Broker commissions associated with investment transactions and investment management fees are paid by the Plan. Administrative fees not paid by the Plan were paid by the Corporation.

Contributions
Effective with the resolution to terminate the Plan, participants can no longer contribute to the Plan. In 2009, the Corporation's Board of Directors approved an amendment to the Plan providing for the suspension of the Corporation's basic and matching contributions until further notice.

There were no employee or employer contributions during the plan years ended December 31, 2012 and 2011, other than for the IRS issue noted above.

Participant Accounts
Each participant's account is credited with the participant's contribution and allocation of (a) the Corporation's contribution (prior to April 17, 2009), (b) Plan earnings, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting
Upon termination of the Plan as described above, each participant became 100% vested in his or her account.

1.    DESCRIPTION OF THE PLAN (Continued)

Investment Options
The Plan offers various mutual funds and a common/collective trust fund as well as the Corporation's common stock as investment options for participants. Prior to 2009, the participants were able to direct employee and employer contributions in any of the Plan's investment options with a limit of up to 20% of their voluntary contributions, matching contributions and loan repayments into First Niagara common stock (previously the Corporation's stock, which was converted into shares of First Niagara stock in conjunction with the acquisition). The Plan was amended to reflect the 20% restriction and to allow participants to direct up to 20% of their elective deferrals, rollover contribution or total plan balance into the common stock.

Notes Receivable from Participants
Until April 9, 2010, participants could borrow from their fund accounts a minimum of $1,000 up to a maximum equal to $50,000 or 50% of their account balance, reduced by the highest outstanding loan .balance in the prior 12-month period. Loan terms ranged from one to five years, with longer terms available for the purchase of a primary residence. The loans were secured by the balance in the participant's account and bore interest at the five year certificate of deposit rate on the day the loan application was received plus 2%. Principal and interest was paid ratably through monthly payroll deductions. A fee based on the loan term was charged to cover administrative costs. All notes receivable from participants were repaid or offset by distribution of participant accounts during 2012.

Payment of Benefits
On termination of service for any reason, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over an agreed-upon period.

If a participant does not elect to have a mandatory distribution of benefits greater than $1,000 and less than $5,000 paid directly to an eligible retirement plan specified by the participant in a direct rollover or to receive the distribution directly, then the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan administrator.

Forfeited Accounts
There were no forfeited nonvested accounts during the years ended December 31, 2012 and 2011.

Loan and Administrative Expenses
All major loan and administrative expenses of the Plan are paid by the Plan unless otherwise paid by the Corporation or First Niagara. Administrative expenses include trustee fees.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
The financial statements of the Plan have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. As a result of the Plan's termination as described in Note 1, the Plan changed its basis of accounting from the ongoing plan basis to the liquidation basis for periods after December 31, 2009. The liquidation basis of accounting presents assets at amounts expected to be realized in liquidation and liabilities at amounts expected to be paid. At December 31, 2012 and 2011, there was no material difference between amounts presented on the liquidation basis and those that would have been presented on the ongoing plan basis.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Accounting (Continued)
Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of the Plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As of December 31, 2011, the Plan's investments in the common/collective trust fund were not considered material to the Plan's financial statements; therefore, no adjustments to contract value were presented in the Statements of Net Assets in Liquidation Available for Benefits.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Plan considers all highly liquid investments purchased with maturity dates of three months or less to be cash equivalents.

Investment Valuation and Income Recognition
The Plan's assets are invested in various investments through Schwab, the plan trustee and custodian. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Net appreciation/depreciation includes Plan's gains and losses on investments bought and sold as well as held during the year. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits
Benefit payments to participants are recorded when paid.

Concentration of Credit Risk
The Plan maintains its cash balances with a third party which may at times exceed federally insured limits. The Plan has not experienced any losses in such accounts. The Plan administrator believes the Plan is not exposed to any significant credit risk on cash and cash equivalents.

Risks and Uncertainties
The Plan's assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.

3.    FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy prioritizes these inputs into the following three levels:

•Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.

•Level 2 Inputs - Inputs, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

•Level 3 Inputs - Unobservable inputs for determining the fair value of the asset or liability and are based on the entity's own assumptions about the assumptions that market participants would use to price the asset or liability.

A financial instrument's categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.

The following tables summarize the Plan's assets measured at fair value on a recurring basis at December 31, 2012 and 2011. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For the year ended December 31, 2012, there were no transfers in or out of Level 1 or Level 2.

	Level 1	Level 2	Level 3	Total

December 31, 2012

Mutual funds:
Growth funds	$32,346	$—	$—	$32,346
Blend funds	25,723	—	—	25,723
Bond funds	21,768	—	—	21,768
Allocation funds	6,805	—	—	6,805
Value funds	3,509	—	—	3,509
Emerging markets funds	1,023	—	—	1,023
Real estate funds	345	—	—	345
Commodities funds	376	—	—	376
First Niagara common stock	7,446	—	—	7,446
Money market funds	53,048	—	—	53,048

	$152,389	$—	$—	$152,389

3.    FAIR VALUE MEASUREMENTS (Continued)

	Level 1	Level 2	Level 3	Total

December 31, 2011

Mutual funds:
Growth funds	$7,654,776	$—	$—	$7,654,776
Blend funds	6,005,669	—	—	6,005,669
Bond funds	3,953,843	—	—	3,953,843
Allocation funds	1,516,877	—	—	1,516,877
Value funds	1,539,756	—	—	1,539,756
Emerging markets funds	291,894	—	—	291,894
Real estate funds	110,994	—	—	110,994
Commodities funds	119,502	—	—	119,502
First Niagara common stock	531,107	—	—	531,107
Common /collective trust fund	—	76,202	—	76,202
Money market funds	3,843,928	—	—	3,843,928

	$25,568,346	$76,202	$—	$25,644,548

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2012 and 2011.

First Niagara common stock, mutual and money market funds are valued using unadjusted quoted prices for identical assets in active markets.

The common/collective trust fund invests in a diversified portfolio of stable assets which include, but are not limited to, units of collective trust funds consistent with the Fund's objective of stable value, bonds, notes, and alternative, synthetic and separate account guaranteed investment contracts. In determining fair value, the trustee considers such factors as the benefit-responsiveness of the investment contracts, the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts and, the likelihood of default by the issuer of an investment security.

Alternative, synthetic and separate account guaranteed investment contracts consist of investments in underlying securities with wrap contracts under which a third party guarantees benefit-responsive withdrawals by plan participants at contract value. The fair value of the wrap contracts is determined using a discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated yield curve as of year end.

Investments in units of underlying funds and pooled separate accounts are valued at their respective net asset values as reported by the funds/pools daily.

Bonds and notes are valued at halfway between the most recent bid and asked quotes or, if such quotes are unavailable, at prices for securities of comparable maturity, credit quality and type. Valuations for bonds and notes provided by an independent bond-pricing service use quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates, benchmark yields, issuer spreads, new issue data, and collateral performance.

4.    INVESTMENTS

At December 31, 2012 and 2011, the fair values of investments that represent 5% or more of the Plan's net assets were as follows:

	2012	2011

Schwab Value Advantage	$45,096	$3,310,651
Dreyfus Bond Market Index	14,828	—
Columbia Acorn Z	11,431	1,951,205
Schwab S&P 500 Index	10,010	2,893,114
Turner Large Growth Investor	8,897	2,502,602
Schwab MarketTrack Balanced	—	1,516,873
Scout International Fund	—	1,378,823
PIMCO Total Return Cl D	—	1,950,307

Net appreciation/(depreciation) in fair value of investments, including realized gains (losses) on investments sold during the years ended December 31, was as follows:

	2012	2011

Mutual funds	$2,604,574	$(946,218)
Common stock	(41,186)	(319,068)
Common/collective trust fund	458	2,871

	$2,563,846	$(1,262,415)

5.    PARTY-IN-INTEREST TRANSACTIONS

In 2012 and 2011, certain Plan investments were managed by Schwab. Schwab is the trustee of the Plan for the years ended December 31, 2012 and 2011, and therefore transactions with Schwab qualify as party-in-interest.

Notes receivable from participants of $0 and $43,379 as of December 31, 2012 and 2011, respectively, with interest rates ranging from 4.3% to 9.5% also qualify as party-in-interest. Interest earned on the notes receivable from participants totaled $1,160 and $5,055 for the years ended December 31, 2012 and 2011, respectively.

Dividend income earned on First Niagara common stock totaled $16,628 and $37,298 for the years ended December 31, 2012 and 2011, respectively. Net depreciation on First Niagara common stock totaled $41,186 and $319,068 at December 31, 2012 and 2011, respectively.

6.    INCOME TAXES

The Internal Revenue Service has determined and informed the Plan by a letter dated August 7, 2012 that the Plan is designed in accordance with the applicable sections of the IRC. The Plan has not been amended since receiving this determination.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan is no longer subject to U.S. federal tax examinations for years before 2009.

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN			Schedule I

EIN 23-0672885
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2012

(a)	(b)	(c)	(d)
	Identity of Issuer	Description of Investment	Fair Value

		MONEY MARKET FUNDS:
*	Charles Schwab Trust Co.	Schwab US Treasury Fund	$544
*	Charles Schwab Trust Co.	Schwab Retirement Advantage	7,408
*	Charles Schwab Trust Co.	Schwab Value Advantage	45,096

			53,048

		MUTUAL FUNDS:
	Alger International Funds	Alger Capital Appreciation Fund	849
	American Beacon Funds	American Beacon International Equity 2	958
	Artisan Fund, Inc	Artisan International Investors	5,471
	Calvert Funds	Calvert Social Investment Fund	754
	Cohen and Steers	Cohen & Steers Realty Shares	345
	Columbia Funds	Columbia Acorn Z	11,431
	Columbia Funds	Columbia Value and Restructuring	854
	Dreyfus Funds	Dreyfus Bond Market Index	14,828
	DWS Investments	DWS Select Alternative Allocation	199
	Eaton Vance Funds	Eaton Vance Floating Rate A	344
	American Funds	Europacific Growth Fund	1,038
	First American Funds	First American Mid Cap	1,150
	American Funds	Fundamental Investors Fd	5,313
	American Funds	Growth Fund of America	853
	Harding and Loevner	Harding Loevner Emerging Markets Fund	597
	Kalmar Funds	Kalmar Growth with Small Value Cap	371
	Allianz Funds	Managers Cadence Mid Cap Fund	3,797
	MFS Investment Management	MFS Value Fund	1,353
	Nuveen Investments	Nuveen Preferred Securities A	385
	PIMCO Funds	PIMCO Commodity Real Return Strategy	376
	PIMCO Funds	PIMCO High Yield	596
	PIMCO Funds	PIMCO Low Duration	104
	PIMCO Funds	PIMCO Total Return CI A	1,387
	PIMCO Funds	PIMCO Total Return CI D	1,812
	RidgeWorth Funds	RidgeWorth Total Return Bond	1,198
	The Royce Funds	Royce Total Return	389

	The Royce Funds	Royce Total Return Service	2,666
*	Charles Schwab Trust Co.	Schwab Fundamental Emerging Markets	426
*	Charles Schwab Trust Co.	Schwab MarketTrack Balanced	6,805
*	Charles Schwab Trust Co.	Schwab S&P 500	10,010
*	Charles Schwab Trust Co.	Schwab Total Stock Market Index	350
	Scout Funds	Scout International Fund	4,706
	SouthernSun Funds	SouthernSun Small Cap Investor Fund	287
	TCW Funds, Inc	TCW Small Cap Growth	297
	Turner Funds	Turner Large Growth Investor	8,897
	Vanguard Funds	Vanguard Explorer	391
	Vanguard Funds	Vanguard Inflation Protected Sec	308

			91,895

*	First Niagara Financial Group, Inc.	Common stock	7,446

			$152,389

*	Denotes party-in-interest